Exhibit 4.4

EXECUTION COPY

FIRST SUPPLEMENTAL SENIOR DEBT SECURITIES
GUARANTEE AGREEMENT

BETWEEN

PARTNERRE LTD.

(AS GUARANTOR)

AND

THE BANK OF NEW YORK MELLON

(AS GUARANTEE TRUSTEE)

DATED AS OF

MARCH 15, 2010

TABLE OF CONTENTS

Page
ARTICLE 1 Definitions

Section 1.01.	Definitions	1

ARTICLE 2 No Additional Amounts

Section 2.01.	No Additional Amounts	3

ARTICLE 3 Termination

Section 3.01.	Termination	3

ARTICLE 4 Other Provisions

Section 4.01.	Tax Treatment of the Notes	3

ARTICLE 5 Miscellaneous

Section 5.01.	Amendments	3
Section 5.02.	Governing Law	3

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FIRST SUPPLEMENTAL SENIOR DEBT SECURITIES GUARANTEE AGREEMENT

This FIRST SUPPLEMENTAL SENIOR DEBT SECURITIES GUARANTEE AGREEMENT (this “Supplemental Guarantee Agreement” or this “Supplemental Guarantee”), dated as of March 15, 2010, is executed and delivered by PartnerRe Ltd., a Bermuda company (“PartnerRe” or the “Guarantor”), having its principal executive offices at 90 Pitts Bay Road, Pembroke HM 08, Bermuda, and The Bank of New York Mellon, a New York banking corporation, having its office located at 101 Barclay Street, Floor 8W, New York, New York 10286, as trustee (the “Guarantee Trustee”), supplementing the Senior Debt Securities Guarantee Agreement, dated as of March 15, 2010 (the “Base Guarantee Agreement” or the “Base Guarantee” and, together with this Supplemental Guarantee Agreement or this Supplemental Guarantee, the “Agreement” or the “Guarantee”), for the benefit of the Holders (as defined in the Base Guarantee Agreement) from time to time of the Notes (as defined herein) issued by PartnerRe Finance B LLC, a Delaware limited liability company (the “Issuer” or the “Company”).

WHEREAS, pursuant to an Indenture, dated as of March 15, 2010 (the “Base Indenture”), as amended by a First Supplemental Indenture, dated as of March 15, 2010 (the “First Supplemental Indenture” and, together with the Base Indenture, the “Indenture”), among the Issuer, the Guarantor and The Bank of New York Mellon, a New York banking corporation, as trustee thereunder, the Issuer is initially issuing $500,000,000 aggregate principal amount of its 5.500% Senior Notes due 2020 (the “Notes”).

WHEREAS, as incentive for the Holders (as defined in the Indenture) to purchase such Notes, the Guarantor desires irrevocably and unconditionally, to guarantee the obligations of the Issuer under the Indenture.

NOW, THEREFORE, in consideration of the purchase and acceptance of the Notes by the Holders thereof, which purchase the Guarantor hereby agrees shall indirectly benefit the Guarantor, the Guarantor executes and delivers this Supplemental Guarantee Agreement for the benefit of the Holders.

ARTICLE 1
Definitions

Section 1.01.  Definitions.  Unless the context otherwise requires:

(a) a term not defined herein that is defined in the Base Guarantee Agreement or the Indenture has the same meaning when used in this Supplemental Guarantee Agreement;

(b) the definition of any term in this Supplemental Guarantee Agreement that is also defined in the Base Guarantee Agreement or the Indenture shall supersede the definition of such term in the Base Guarantee Agreement and the Indenture;

(c) references in the Base Guarantee Agreement to the Indenture shall be taken to be references to the Base Indenture as amended by the First Supplemental Indenture;

(d) a term defined anywhere in this Supplemental Guarantee Agreement has the same meaning throughout;

(e) the singular includes the plural and vice versa;

(f) headings are for convenience of reference only and do not affect interpretation;

(g) the following terms have the meanings given to them in this Section 1.01(g):

“Agreement” or “Guarantee” has the meaning set forth in the preamble hereto.

“Base Guarantee Agreement” or “Base Guarantee” has the meaning set forth in the preamble hereto.

“Base Indenture” has the meaning set forth in the preamble hereto.

“First Supplemental Indenture” has the meaning set forth in the preamble hereto.

“Guarantee Trustee” has the meaning set forth in the preamble hereto.

“Indenture” has the meaning set forth in the preamble hereto.

“Issuer” or “Company” has the meaning set forth in the preamble hereto.

“PartnerRe” or “Guarantor” has the meaning set forth in the preamble hereto.

“Supplemental Guarantee Agreement” or “Supplemental Guarantee” has the meaning set forth in the preamble hereto.

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ARTICLE 2
No Additional Amounts

Section 2.01.  No Additional Amounts.  The Guarantor will not be required to pay any Additional Amounts with respect to the Notes or the Guarantee.

ARTICLE 3
Termination

Section 3.01.  Termination.  This Guarantee shall terminate and be of no further force and effect upon full payment of the Redemption Price of all Notes and all other amounts then due and payable under the Indenture. Notwithstanding the foregoing, this Agreement will continue to be effective or will be reinstated, as the case may be, if at any time any Holder must restore payment of any sums paid with respect to the Notes under this Agreement.

ARTICLE 4
Other Provisions

Section 4.01.  Tax Treatment of the Notes.  The Guarantor agrees to treat the Notes as indebtedness of PartnerRe U.S. Corporation for United States federal, state and local tax purposes.

ARTICLE 5
Miscellaneous

Section 5.01.  Amendments.  Except with respect to any changes that do not adversely affect the rights of Holders in any material respect (in which case no consent of Holders will be required) and any changes to Sections 5.01 and 6.01 of the Base Guarantee Agreement, which may only be amended in writing with the prior approval of each Holder of the Notes then outstanding, this Agreement may only be amended in writing by the parties hereto with the prior approval of the holders of a majority of the aggregate principal amount of the Notes. The provisions of Article 15 of the Base Indenture concerning meetings of Holders apply to the giving of such approval.

Section 5.02.  Governing Law.  THIS GUARANTEE SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE AND PERFORMED IN THAT STATE.

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THIS SUPPLEMENTAL GUARANTEE AGREEMENT is executed as of the day and year first above written.

PARTNERRE LTD., as Guarantor
By:	/s/ William Babcock
Name: William Babcock
Title: Group Finance Director

THE BANK OF NEW YORK MELLON, as Guarantee Trustee
By:	/s/ Cheryl L. Clarke
Name: Cheryl L. Clarke
Title: Vice President